                                                                   EXHIBIT 10.36
                                   AGREEMENT
                                   ---------

     This Agreement ("Agreement") dated this 26th day of April, 1998 between VITALINK PHARMACY SERVICES, INC., a Delaware corporation (the "Company") and DONNA L. DENARDO (the "Employee").

     WHEREAS, the Employee is an officer entitled to compensation and other benefits from the Company pursuant to an employment agreement and the various benefit plans and programs of the Company; and

     WHEREAS, the Company is currently engaged in negotiations with Genesis Health Ventures, Inc., a Delaware corporation ("Genesis"), which may lead to the merger of the Company into a wholly owned subsidiary of Genesis (the "Merger"); and

     WHEREAS, in order to enter into an agreement with Genesis on mutually satisfactory terms the Company wishes to limit certain benefits that may become payable to the Employee under the existing employment agreement and benefit plans and programs; and

     WHEREAS, in order to enable the Company and Genesis to reach agreement, the Employee is willing to agree to the limitation on benefits set forth in this Agreement conditioned on the consummation of the Merger;

     NOW, THEREFORE, the Employee and the Company agree as follows:

     1. Subject to Section 3 of this Agreement, in the event that any compensation or benefits payable to the Employee by the Company and its successors and affiliates would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such compensation and benefits shall be reduced (by the minimum possible amounts) until no amount payable to the Employee constitutes an "excess parachute payment" within the meaning of Section 280G of the Code. Such reduction shall be made in any manner which is mutually agreeable to the Company and the Employee. If, as a result of subsequent events or conditions, it is determined that compensation and benefits have been reduced by more than the minimum amount required to prevent any payments from constituting an "excess parachute payment," then an additional payment shall be promptly made by the Company to the Employee in an amount equal to the additional amount that can be paid without causing any payments to constitute an "excess parachute payment." All determinations required to be made under this Agreement, including whether an amount would result in an "excess parachute payment" and the assumptions to be utilized in arriving at such determination, shall be made by a Certified Public Accounting firm jointly agreed to by the Company and the Employee. The Company shall pay all costs of such Certified Public Accounting firm in making such determinations.

     2. Subject to Section 3 of this Agreement, the Employee agrees to waive his or her right to receive any tax gross-up payment for the excise tax imposed by
Section 4999 of the Code (or any similar tax that may hereafter be imposed) under any plan, program, agreement or arrangement of the Company.

     3. This Agreement shall become effective if, and only if, the Merger is consummated on or before December 31, 1998.

     4. This Agreement shall be governed by and interpreted under the laws of the State of Illinois without giving effect to the principles thereof relating to the conflict of laws.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.


Attest:                            VITALINK PHARMACY SERVICES, INC.

/s/ Robert W. Horner, III          By: /s/ Scott T. Macomber
-------------------------------       -------------------------------


Witness:                           EMPLOYEE:

/s/ Stephen A. Thompson            /s/ Donna L. DeNardo
-------------------------------    ------------------------------------